SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020

CYBER APPS WORLD INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-50693	90-0314205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9436 W. Lake Mead Blvd., Ste. 5-53, Las Vegas NV 89134-8340

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (702) 805-0632

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act: None

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry Into a Material Definitive Agreement

On December 1, 2020, we entered into an agreement with Limitless Projects Inc. (“Limitless”), a private Wyoming company, whereby we will acquire a 100% undivided interest in and to a ride-hailing and food delivery computer and mobile device application including, without limitation, the application, all software, the corresponding website domain, content, data, and all incorporated technology, known as WarpSpeed Taxi. However, all operational data and databases relating to the WarpSpeed Taxi application will be jointly owned by us and Limitless. However, Limitless cannot use the data for any purpose that competes directly or indirectly with our use and operation of the application for ride-hailing and food delivery.

In consideration of Limitless selling the WarpSpeed Taxi application to us, we agreed to:

(a) pay $10,000 to Limitless upon execution of the agreement;

(b) pay an additional $40,000 to Limitless upon its delivery of a working prototype of the WarpSpeed Taxi application to us in a form acceptable to us; and

(c) issuing a promissory note to Limitless for an amount equal to the estimation of value of the WarpSpeed Taxi application and our joint ownership interest in related data and databases based on an independent business valuation completed by a valuator who is accredited by the American Society of Appraisers and acceptable to both parties (the “Valuation”) less the $50,000 in cash payments noted above. In any event, the promissory note shall not be less than $50,000 and shall not exceed $250,000. The Note shall bear simple interest at a rate of 5% per annum and all principal and accrued interest shall be payable in full and on demand provided that Limitless’ demand shall not be made until a date that is at least three years from the valuation date.

The agreement is scheduled to close on December 31, 2020, though the parties may extend this closing date by mutual agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyber Apps World Inc.

Date: December 10, 2020	By:	/s/ Mohammed Irfan Rafimiya Kazi
Mohammed Irfan Rafimiya Kazi, President

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